Exhibit 5.1

August 21, 2023

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Re: Registration Statement on Form S-8

2020 Omnibus Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to First Wave BioPharma, Inc. (formerly known as AzurRx BioPharma, Inc.), a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 850,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Company’s 2020 Omnibus Equity Incentive Plan as amended and restated (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Charter”), the Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock (or will validly amend the Charter to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares will, upon issuance and delivery in accordance with the terms of the Plan, be legally issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP